Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (hereinafter, this “Agreement”) is made and entered into as of the 13th day of February 2007, by and between Isonics Corporation (“Isonics”) and Boris Rubizhevsky (“Mr. Rubizhevsky”).  Isonics and Mr. Rubizhevsky are referred to jointly herein as “the Parties.”

RECITALS

A.                Mr. Rubizhevsky had been an officer, director, and employee of Isonics for more than the past ten years.

B.                 By this agreement, Isonics and Mr. Rubizhevsky have determined that it is in their best interests to resolve all disagreements and issues between them and to provide for the resolution of all issues relating to Mr. Rubizhevsky’s employment with Isonics, service as an officer and director thereof, and the resignation as an officer and director (collectively the “Issues”) in exchange for the consideration set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration as described below, and without admitting any fault or liability on the part of any of the Parties, their officers, directors, or affiliates, the Parties hereby terminate the employment agreement between Mr. Rubizhevsky and Isonics dated September 22, 1997, and further enter into this Agreement.

1.             Mr. Rubizhevsky’s Acknowledgements, Representations, and Agreement.

a.             Mr. Rubizhevsky hereby submits his resignation as an officer and director of Isonics and acknowledges that he has no authority to act or to make representations on behalf of Isonics or any affiliate or subsidiary thereof.

b.             Mr. Rubizhevsky represents that he has returned all of the property of and information pertaining to Isonics, its subsidiaries and its affiliates, in his possession and control.  Mr. Rubizhevsky further represents to Isonics that he does not have any complete or partial copies of any of this property, either written or on tape, disk, diskette or other storage media.  Mr. Rubizhevsky acknowledges that if he later learns that he has any property that belongs to Isonics, he is obliged to notify Isonics and to make arrangements to return all such property.

c.             Mr. Rubizhevsky agrees that he will not disparage Isonics or any of its officers, directors, employees, affiliates, or agents.  Mr. Rubizhevsky further acknowledges that (to the extent he has received confidential or non-public information regarding Isonics) he will comply with his legal obligations with respect thereto.  Failure to comply with the provisions of this paragraph may, in addition to any other remedies available under applicable law and at Isonics’ option, result in a termination of any payments and benefits which have not been made as of the first day of the month following such failure.

d.             Mr. Rubizhevsky agrees that during the period of his continuing employment with Isonics and thereafter, he will assist Isonics’ executive chairman, chief executive officer and chief financial officer with transition matters and the litigation against Grant Thornton LLP.

e.             Mr. Rubizhevsky hereby grants the enclosed proxy by which the named proxy holder can vote all shares of Isonics common stock held in his name, in the name of Nancy Rubizhevsky, and any other beneficial ownership controlled by him for approval of Isonics’ 2007 Restructuring Equity Plan and any amendment to the Isonics 2005 Stock Option Plan that may be proposed at the next meeting of shareholders of Isonics.

f.              Mr. Rubizhevsky agrees that, at all times from the date of this Agreement and for a period of one years thereafter, he will not either directly or indirectly solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any of Isonics’ employees to leave their employment.  Failure to comply with the provisions of this paragraph may, in addition to any other remedies available under applicable law and at Isonics’ option, result in a termination of any payments and benefits which have not been made as of the first day of the month following such failure.

2.             Settlement Consideration.

a.             Isonics will pay Mr. Rubizhevsky compensation for continuing employment of $186,750, in the form of three payments of $20,750 each payment, commencing February 28, 2007 (for the pay period from February 16, 2007 through March 15, 2007) and on or before the last day of the two months thereafter, and then twelve payments of $10,375 thereafter.  Isonics will make this payment directly into Mr. Rubizhevsky’s account and will deduct all normal withholdings from that payment in accordance with its normal payroll practices, and such payments made be made semi-monthly in accordance with Isonics’ normal payroll practices.

b.             Mr. Rubizhevsky hereby surrenders all options issued to him under the 2005 Stock Option Plan and the 1996 Executive’s Plan for cancellation.

c.             Mr. Rubizhevsky will continue to be an employee of Isonics during the period ending on the last day of the month that payments are being made to him pursuant to Section 2(a) hereof (the “Employment Period”), and will be entitled to participate in Isonics normal employee benefits except the accrual of personal time off (“PTO”) which ceases on the date hereof.  Mr. Rubizhevsky will respond to reasonable requests, spending such time as he deems necessary, for information and assistance during the Employment Period.  Isonics will use its best efforts to avoid exposing Mr. Rubizhevsky to any material non-public information without advising Mr. Rubizhevsky in advance that the information it is providing with respect to a project is material non-public information. Further, Isonics understands that Mr. Rubizhevsky will pursue significant outside interests during the

Employment Period and understands that any requests for information and assistance will be subordinate to his outside interests.  Isonics does not expect Mr. Rubizhevsky to report to Isonics’ offices or deal with Isonics personnel except upon written or oral request of the chairman of the audit committee, the executive chairman of Isonics, or the chief executive officer of Isonics.

d.             Isonics will issue to Mr. Rubizhevsky 200,000 shares of common stock from Isonics’ 2005 Stock Option Plan (such number of shares being calculated after the effectiveness of the reverse stock split scheduled to be completed on February 13, 2007), such issuance being subject to: (i) Mr. Rubizhevsky executing and returning an acceptable subscription agreement for those shares; and (ii) either Mr. Rubizhevsky providing evidence to Isonics that he owes no income tax liability on that amount, or that he has made adequate provision for such liability.  If the parties are unable to achieve a method of satisfying the requirements of the Internal Revenue Service and state taxing authorities for the payment of any withholding necessary with respect to the issuance of the shares, the parties will negotiate in good faith an issuance of shares or other compensation to Mr. Rubizhevsky with a equal economic benefit to Mr. Rubizhevsky but which will not materially adversely impact Isonics’ cash position or other financial obligations.  In connection with the issuance of the shares of common stock referenced in this Section 2(d), Mr. Rubizhevsky represents and warrants to Isonics:

•                                          He is an accredited investors as that term is defined in §2(a)(15) of the Securities Act of 1933 (the “1933 Act”);

•                                          He has received such information about Isonics as is, in his opinion, reasonably necessary for him to make his decision whether to accept such shares;

•                                          He has discussed the acceptance of such shares with his legal, financial, tax, investment and other advisors to the extent that he has determined such consultation to be appropriate or necessary;

•                                          He understands the risks associated with receiving and holding shares of Isonics common stock.

e.             Reports.  The Parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities and any similar agencies and to perform all withholdings normally applicable to the types and amounts of payments and other consideration Mr. Rubizhevsky is to receive as a result of this Agreement.

f.              No Other Payment or Employee Benefit.  Isonics will make only the payments expressly stated in this Agreement and will provide no other payments or benefits to Mr. Rubizhevsky.  Notwithstanding the foregoing, Isonics will pay full amounts accrued by Mr. Rubizhevsky in each qualified retirement plan maintained by Isonics in which he participates.

3.             General Release by Isonics.  In consideration for Mr. Rubizhevsky’s releases and agreements contained in this Agreement and upon its receipt of a fully executed and notarized copy of this Agreement, Isonics and each of Isonics’ officers, directors, employees, and agents, and for anyone who has or obtains rights or claims from Isonics, forever releases and discharges Mr. Rubizhevsky and each of Mr. Rubizhevsky’s heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, and representatives from any and all claims and causes of action arising before the effective date of this Agreement, whether known or unknown and including, but not limited to, all claims arising out of Mr. Rubizhevsky’s employment with Isonics or arising out of any act or omission of Mr. Rubizhevsky made in good faith as Isonics’ employee; provided, however, Isonics’ release does not include a release for any liability or obligation arising under this Agreement, or arising from any fraud or willful misconduct by Mr. Rubizhevsky or a breach of this Agreement.

4.             General Release by Mr. Rubizhevsky.

a.             In consideration for Isonics’ releases and agreements contained in this Agreement, the payment of the settlement consideration described herein and upon his receipt of a fully executed and notarized copy of this Agreement, Mr. Rubizhevsky, for himself, for his heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, and representatives, and for anyone who has or obtains rights or claims from him, forever releases and discharges Isonics, and each of Isonics’ affiliates, directors, officers,  successors, assigns, agents, employees, and representatives from any and all claims and causes of action arising before the effective date of this Agreement, whether known or unknown and including, but not limited to, all claims arising out of Mr. Rubizhevsky’s employment with Isonics or arising out of any act or omission of Isonics or any of its officers and directors and any PTO accrued through the date hereof; provided, however, Mr. Rubizhevsky’s release does not include a release for any liability or obligation arising under this Agreement, or arising from any fraud or willful misconduct by Isonics, or any of its officers and directors, and further does not apply to any rights that Mr. Rubizhevsky might have as a shareholder of Isonics or as a holder of options or warrants issued by Isonics.

b.             To the extent permitted by law, Mr. Rubizhevsky specifically releases Isonics from all claims arising under or in connection with the following federal and state laws, as amended, and all related regulations, the: Age Discrimination in Employment Act of 1967; Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Acts of 1866 and 1871; Equal Pay Act of 1963; Family and Medical Leave Act of 1993; National Labor Relations Act; Occupation Safety and Health Act of 1970; Older Workers Benefit Protection Act of 1990; Pregnancy Disability Act of 1978; the Rehabilitation Act of 1973; Executive Order 11246; Colorado Anti-Discrimination Act of 1957; Colorado’s Minimum Wages of Workers Act; Colorado Wage Equality Regardless of Sex Act; Colorado Labor Peace

Act; and the common law of the State of Colorado for compensation, damages, tort, breach of express or implied employment contract, breach of duty of good faith, discrimination, harassment, sexual harassment, wrongful discharge, infliction of emotional distress, defamation and for any other damages or injuries incurred on the job, in relation to Mr. Rubizhevsky’s employment or incurred as a result of loss of employment.

5.             Reference.  Isonics and its officers, directors, employees, agents and assigns, agree to advise persons who may ask for a reference no more than the following: that Mr. Rubizhevsky was employed by Isonics, the capacities in which he was employed, and the dates that Mr. Rubizhevsky was employed, and that such employment was satisfactory.

6.             Entire Agreement; Amendment; Enforceability; Interpretation.  This Agreement expresses our entire understanding about its subject matter and is the only agreement, promise or understanding on which we are relying in performing the duties this Agreement describes.  The only way this Agreement may be amended, changed or waived will be through a written document we both sign.  This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party.  This Agreement will be interpreted and enforced under Colorado law.  No part of this Agreement should be construed against either Party on the basis of authorship.  Any unenforceable provision of this Agreement will be modified to the extent necessary to make it enforceable or, if that is not possible, will be severed from this Agreement, and the remainder of this Agreement will be enforced to the fullest extent possible.  Any claims arising under this Agreement shall be subject to binding arbitration pursuant to the rules of the Uniform Arbitration Act as enacted in the State of Colorado, with one arbitrator to be selected from the Judicial Arbiter Group as agreed upon by both parties, or in the absence of agreement, by the Judicial Arbiter Group.  The site of arbitration shall be Denver, Colorado.  Further, should any party be forced to bring an action to enforce any provision of this Agreement, the prevailing party, in addition to all other applicable remedies, shall be awarded all reasonable cost and attorneys’ fees.

7.             Notices; Process.  Any notice this Agreement required must be in writing and will be effective only if hand-delivered or sent by certified U.S. mail, return receipt requested, to the Party entitled to receive the notice at the Party’s address stated below, or at such other address as that Party may later provide to the other Party.  We each agree to waive service of process in any action or arbitration brought to enforce or to interpret this Agreement, and we agree that service of this complaint and any other pleading, discovery, order or service of the complaint and any other pleading, discovery, order or documents in any such action that would otherwise have to be served by personal service will be deemed served three days after being sent to the other Party and that Party’s attorney as provided below:

to Mr. Rubizhevsky at:	10 Blackledge Court
Closter, NJ 07624

to Isonics at:	Isonics Corporation
5906 McIntyre Street
Golden, Colorado 80403

with a copy to:	Herrick K. Lidstone, Jr., Esq.
Burns Figa & Will, P.C.
Suite 1000
6400 South Fiddler’s Green Circle
Greenwood Village, Colorado 80111

8.             Signatory’s Authority; All Necessary Consents.  Each Party expressly represents that such Party does not require any third party’s consent to enter into this Agreement, including the consent of any spouse, insurer, assignee, licensee, secured lender, or regulatory agency.  Each Party has read and considered this Agreement carefully, believes that Party understands each provision, and has conferred or has had the opportunity to confer with the Party’s own attorney before executing this Agreement.

9.             SPECIFIC ACKNOWLEDGEMENTS.  MR. RUBIZHEVSKY ACKNOWLDEGES THAT HE HAS READ THIS AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE HE EXECUTES THIS AGREEMENT, AND THAT HE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

10.           No Admission.  This Agreement, and compliance with this Agreement, shall not be construed as an admission of liability on the part of the Parties, such liability being hereby expressly denied.  The Parties’ intent in this Agreement is to provide the other Party with a complete, total, irrevocable and binding release of all matters arising before the date of this Agreement (except those matters reserved herein), which might result in a dispute and avoid any further differences or conflicts. The Parties hereby represent that they have neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as “Claims”) which in any way arise from or relate to the Issues.  Each Party further represents to each other that such Party has not directly or indirectly assigned any claim related to the Issues or released hereby to any other person.

11.           No Knowledge of Securities or Disclosure Violations.  Each of Isonics and Mr. Rubizhevsky affirmatively states and represents to the other that it has no knowledge that the other has violated the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 (the “1934 Act”), the reporting requirements of the 1934 Act, the requirements for disclosure controls and financial controls imposed by the 1934 Act, or other provisions of the federal or applicable state securities laws.

12.           Full and Complete Defense.  This Agreement and the releases contained herein, may be pleaded as a full and complete defense, counterclaim or cross-claim to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement or the releases contained herein.  In the event of any action by any Party hereto to enforce this Agreement, the releases contained herein, or any other agreement delivered pursuant hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

13.           Attorneys’ Fees.  Each of the Parties shall each be responsible to pay his or its respective attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement.  Each Party shall release and forever hold the other harmless from any liability to their attorneys for payment of such fees pursuant to any agreement or understanding between each Party and his or its attorneys.

14.           No Reliance.  The Parties warrant to each other that in agreeing to the terms of this Agreement, they have not relied in any way upon any representations or statements of the other party regarding the subject matter hereof for the basis or effect of this Agreement other than those representations or statements contained herein.  In entering into this Agreement,   each Party represents that in entering into this Agreement and completing the transactions hereunder, he or it has done so after completing such investigation as he or it has determined to be necessary or appropriate in the circumstances, and after having consulted with and taken advice from such Party’s legal, financial, tax, investment, and other advisors to the extent such Party has determined such consultation to be necessary or appropriate in the circumstances.

15.           No Mistake; Final Settlement.  In connection with this Agreement, the Parties hereby acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to this Agreement, but that it is their intention hereby to settle, fully, finally and forever, and to release all matters, Issues and differences, known or unknown, suspected or unsuspected, which now exist, which may exist, or which heretofore have existed against any and all Parties under this Agreement.

16.           Severability.  If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and the illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement, although this Agreement will be rewritten by the court or person making such finding to reflect the intention of the Parties to the maximum extent permitted by law. Each Party represents and warrants that he or it has full capacity and authority to settle, compromise, and release his or its claims and to enter into this Agreement and that no other person or entity has acquired, or will in the future acquire or have any right to assert, against any person or entity released by this Agreement any portion of that Party’s claims released herein.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Notices.  All written notices required by this Agreement or any document delivered pursuant hereto or as contemplated herein, must be delivered to the addresses set forth in the first paragraph above (or to such other address as may be specified by a Party) by a means evidenced by a delivery receipt and will be effective upon receipt.

19.           Survival.  The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first mentioned above.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING SETTLEMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

•	CAUTION! READ BEFORE SIGNING

Boris Rubizhevsky

	STATE OF	)
) ss.
	COUNTY OF	)

Subscribed, sworn to, and acknowledged before me by Boris Rubizhevsky on this day of February 2007.

Witness my hand and official seal.

My commission expires:

Notary Public

•	CAUTION! READ BEFORE SIGNING

Isonics Corporation

By:
John Sakys, Chief Financial Officer

	STATE OF COLORADO	)
) ss
	COUNTY OF JEFFERSON	)

Subscribed, sworn to, and acknowledged before me by John Sakys, on this day of February 2007.

Witness my hand and official seal.

My commission expires:

Notary Public